EXHIBIT 12.   STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING
                           OPERATIONS TO FIXED CHARGES
                                   (Unaudited)

                     ELI LILLY AND COMPANY AND SUBSIDIARIES
                              (Dollars in millions)

                             Three Months
                                Ended                           Years Ended December 31,
                              March 31,     ----------------------------------------------------------------
                                2002          2001          2000          1999          1998          1997
                              --------      --------      --------      --------      --------      --------
Consolidated pretax
  income from continuing
  operations before
  extraordinary item          $  806.7      $3,552.1      $3,858.7      $3,245.4      $2,665.0      $2,901.1

Interest from continuing
  operations and other
  fixed charges                   26.6         208.1         225.4         213.1         198.3         253.1

Less interest capitalized
  during the period from
  continuing operations          (17.0)        (61.5)        (43.1)        (29.3)        (17.0)        (20.4)
                              --------      --------      --------      --------      --------      --------


Earnings                      $  816.3      $3,698.7      $4,041.0      $3,429.2      $2,846.3      $3,133.8
                              ========      ========      ========      ========      ========      ========


Fixed charges (1)             $   26.6      $  208.1      $  225.4      $  213.2      $  200.5      $  256.8
                              ========      ========      ========      ========      ========      ========

Ratio of earnings to
  fixed charges                   30.7          17.8          17.9          16.1          14.2          12.2
                              ========      ========      ========      ========      ========      ========



(1) Fixed charges include interest from continuing operations for all years presented and preferred stock dividends for 1997 through 1999.